Management's Discussion and Analysis of Results of Operations and Financial Condition
Overview
     In 2000, the Company achieved solid financial results highlighted by a number of significant events. The Pharmaceutical segment continued its rapid growth while successfully integrating Centocor into the Johnson & Johnson Family of Companies, the Professional segment experienced the resurgence of its cardiology franchise, and the Company completed the restructuring of its worldwide manufacturing operations that was announced at year-end 1998. Also during 2000, it became necessary to restrict access to PROPULSID (cisapride) in a number of markets around the world. Despite the loss of over $660 million of PROPULSID sales, the Company was able to achieve strong financial results reflecting the strength of the Company's diverse portfolio of products and services.
     The balance sheet remains strong with cash generated from worldwide operations at a record $6.6 billion in 2000. Cash dividends per share paid to shareowners in 2000 increased by 13.8% over 1999 and represented the 38th consecutive year of dividend increases. The Company continues to be one of a few companies with a Triple A credit rating.
     The Company's objective is to achieve superior levels of capital efficient profitable growth. To accomplish this, the Company's management operates the business consistent with certain strategic principles that have proven successful over time. To this end, the Company participates in growth areas in human health care and is committed to attain leadership positions in these growth segments through the development of innovative products and services. In 2000, $2.9 billion or 10% of sales was invested in research and development, recognizing the importance of rapid and accurate identification of new and differentiated products and services.
     The Company's system of management operates on a decentralized basis. With 194 operating companies located in 51 countries, the Company views this management philosophy as an asset and fundamental to the success of a broadly based business. It also fosters an entrepreneurial spirit, combining the extensive resources of a large organization with the ability to react quickly to local market changes and challenges. Businesses are managed for the long term in order to sustain leadership positions and growth while continuing to be a source of enduring value to shareowners.
     Unifying the management team and the Company's dedicated employees in achieving these objectives is the Johnson & Johnson Credo. The Credo provides a common set of values and serves as a constant reminder of the Company's responsibilities to its customers, employees, communities and shareowners. The Company believes that these basic principles, along with its overall mission of improving the quality of life for people everywhere, will enable Johnson & Johnson to continue to be among the leaders in the health care industry.

Description of Business
     The Company has 98,500 employees worldwide and is engaged in the manufacture and sale of a broad range of products in the health care field. It conducts business in virtually all countries of the world. The Company's primary interest, both historically and currently, has been in products related to human health and well-being.
     The Company is organized on the principle of decentralized management. The Executive Committee of Johnson & Johnson is the principal management group responsible for the operations and allocation of the resources of the Company. This Committee oversees and coordinates the activities of domestic and international companies related to each of the Consumer, Pharmaceutical and Professional businesses. Each international subsidiary is, with some exceptions, managed by citizens of the country where it is located.
     In all its product lines, the Company competes with companies both large and small, located in the United States and abroad. Competition is strong in all lines without regard to the number and size of the competing companies involved. Competition in research, involving the development and the improvement of new and existing products and processes, is particularly significant and results from time to time in product and process obsolescence. The development of new and improved products is important to the Company's success in all areas of its business. This competitive environment requires substantial investments in continuing research and in multiple sales forces. In addition, the winning and retention of customer acceptance of the Company's consumer products involves heavy expenditures for advertising, promotion and selling.

Sales and Earnings
In 2000, worldwide sales increased 6.1% to $29.1 billion, compared to increases of 14.5% in 1999 and 5.1% in 1998. Excluding the impact of foreign currencies, worldwide sales increased 9.4% in 2000, 16.4% in 1999 and 7.6% in 1998. The continued strength of our pharmaceutical business and growth in several professional business franchises such as DePuy, Cordis and Ethicon Endo-Surgery were the primary reasons for the sales increase in 2000.
     Worldwide net earnings for 2000 were $4.8 billion, reflecting a 15.2% increase over 1999. Worldwide net earnings per share for 2000 equaled $3.40 per share, an increase of 15.6% from the $2.94 net earnings per share in 1999. Excluding the impact of special charges, worldwide net earnings and net earnings per share increased 14.8% and 15.2%, respectively, over 1999. The special charge taken in 2000 includes in-process research and development (IPR&D) costs associated with the acquisition of Atrionix, Inc., net of a favorable adjustment to the costs associated with the 1998 global manufacturing restructuring charge. Other income and expense includes gains related to the sale of certain equity securities.
     Worldwide net earnings for 1999, including the impact of special charges, were $4.2 billion, reflecting a 38.8% increase over 1998. Worldwide net earnings per share for 1999 equaled $2.94 per share, an increase of 38.7% from the $2.12 net earnings per share in 1998. Excluding the impact of special charges, both worldwide net earnings and net earnings per share increased 13.8% over 1998. The special charges included costs associated with the Centocor merger in 1999 and the reconfiguration of the worldwide manufacturing network and IPR&D charges in 1998.
     Worldwide net earnings for 1998, including the impact of the Restructuring and IPR&D charges, were $3.0 billion, reflecting a 9.3% decrease from 1997. Worldwide net earnings per share for 1998 equaled $2.12 per share, a decrease of 9.4% from the $2.34 net earnings per share in 1997.
Excluding the impact of Restructuring and IPR&D charges, worldwide net earnings for 1998 were $3.7 billion, reflecting an 11.7% increase over 1997. Excluding the impact of these charges, worldwide net earnings per share for 1998 equaled $2.61 per share, an increase of 11.5% over the $2.34 net earnings per share in 1997.
     Average diluted shares of common stock outstanding were 1.42 billion in 2000, 1999 and 1998.
     Sales by domestic companies were $17.0 billion in 2000, $15.4 billion in 1999 and $12.9 billion in 1998. This represents an increase of 10.5% in 2000, 19.7% in 1999 and 8.0% in 1998.
Sales by international companies were $12.1 billion in 2000, $12.1 billion in 1999 and $11.1 billion in 1998. This represents an increase of 0.4% in 2000, 8.4% in 1999 and 1.9% in 1998. Excluding the impact of the foreign currency fluctuations over the past three years, international company sales increased 7.9% in 2000, 12.4% in 1999 and 7.1% in 1998.
     All geographic areas throughout the world posted operational gains during 2000. Excluding the effect of exchange rate fluctuations between the U.S. dollar and foreign currencies, sales increased 7.4% in Europe, 4.3% in the Western Hemisphere (excluding the U.S.) and 10.9% in the Asia-Pacific, Africa regions.
     The Company achieved an annual compound growth rate of 9.9% for worldwide sales for the 10-year period since 1990 with domestic sales growing at a rate of 12.0% and international sales growing at a rate of 7.6%. Worldwide net earnings achieved a 10-year annual growth rate of 16.4%, while earnings per share grew at a rate of 16.0%. For the last five years, the annual compound growth rate for sales was 9.0%. The annual compound growth rate for net earnings was 15.2%, and the annual compound growth rate for earnings per share was 14.2%.


Cost and Expenses
Research activities represent a significant part of the Company's business. These expenditures relate to the development of new products, improvement of existing products, technical support of products and compliance with governmental regulations for the protection of the consumer. Worldwide costs of research activities, excluding the special charges of IPR&D, were as follows:

(Millions of Dollars)    2000      1999      1998
Research expense         $2,926    2,600          2,336
Percent increase
 over prior year         12.5%          11.3%          5.7%
Percent of sales         10.0      9.5       9.7

     Research expense as a percent of sales for the Pharmaceutical segment was 15.9% for 2000, 15.0% for 1999 and 15.9% for 1998 while averaging 6.0%, 6.0% and 6.1% in the other two segments.
     Advertising expenses, which are comprised of television, radio and print media, as well as Internet advertising, were $1.32 billion in 2000, $1.39 billion in 1999 and $1.19 billion in 1998.
Additionally, expenditures were incurred for promotional activities such as couponing and performance allowances.
     The Company believes that its operations comply in all material respects with applicable environmental laws and regulations. The Company or its subsidiaries are parties to a number of proceedings brought under the Comprehensive Environmental Response, Compensation and Liability Act, commonly known as Superfund, and comparable state laws, in which primary relief sought is the cost of past and future remediation. While it is not feasible to predict or determine the outcome of these proceedings, in the opinion of the Company, such proceedings would not have a material adverse effect on the results of operations, cash flows or financial position of the Company.
     Worldwide sales do not reflect any significant degree of seasonality; however, spending has been heavier in the fourth quarter of each year than in other quarters. This reflects increased spending decisions, principally for advertising and research grants.
The worldwide effective income tax rate was 27.5% in 2000, 27.6% in 1999 and 28.2% in 1998. Refer to Note 8 for additional information.

Distribution of Sales Revenues
The distribution of sales revenues for 2000, 1999 and 1998 were:
                    2000 1999 1998
Employment costs         23.6%     23.1%     24.0%
Costs of materials
 and services       47.9 50.1 48.9
Depreciation and
 amortization of
 property and
 intangibles        5.2  5.3  5.4
Taxes other than
 payroll            6.7  6.3  6.3
Earnings reinvested
 in business        10.6 9.8  7.1
Cash dividends paid 5.9  5.4  5.4
Restructuring/IPR&D 0.1  -    2.9








Segments of Business
Financial information for the Company's three worldwide business segments is summarized below. See Note 12 for additional information on segments of business.

Sales                                             Increase
(Millions of Dollars)    2000      1999      Amount    Percent

Consumer            $ 6,904   6,864          40        0.6%
Pharmaceutical      11,954    10,694    1,260          11.8
Professional        10,281    9,913          368       3.7
Worldwide total          $29,139   27,471    1,668          6.1%


Operating Profit                             Percent
                                        of Sales
(Millions of Dollars)    2000(1)   1999(2)   2000 1999
Consumer            $  867    683       12.6%     10.0%
Pharmaceutical      4,175          3,595          34.9 33.6
Professional        1,696          1,632          16.5 16.5
Segments total      6,738          5,910          23.1 21.5
Expenses not
 allocated to
 segments           (116)          (157)
Earnings before
 taxes on income         $6,622    5,753          22.7%     20.9%

(1) 2000 results include special charges related to In-Process Research and Development and a gain related to restructuring. Excluding these charges, operating profit as a percentage of sales was: Consumer segment 12.2%, Pharmaceutical segment 34.9%, Professional segment 17.0%.
(2) 1999 results include special charges related to the Centocor merger. Excluding these charges, operating profit as a percentage of sales for the Pharmaceutical segment was 34.1%.
(3) 1998 results including Restructuring and In-Process Research and Development charges. Excluding these charges, operating profits by seg-ment of business were: Consumer 12.7%, Pharmaceutical 60.2%, and Professional 27.1%.

Consumer
     The Consumer segment's principal products are personal care and hygienic products, including nonprescription drugs, adult skin and hair care products, baby care products, oral care products, first aid products and sanitary protection products. Major brands include AVEENO skin care products; BAND-AID Brand Adhesive Bandages; BENECOL food products; CAREFREE Panty Shields; CLEAN & CLEAR teen skin care products; IMODIUM A-D, an antidiarrheal; JOHNSON'S Baby line of products; JOHNSON'S pH5.5 skin and hair care products; MONISTAT, a remedy for vaginal yeast infections; adult and children's MOTRIN IB analgesic products; MYLANTA gastrointestinal products and PEPCID AC Acid Controller from the Johnson & Johnson Merck Consumer Pharmaceuticals Co.; NEUTROGENA skin and hair care products; o.b. Tampons; PENATEN and NATUSAN baby care products; PIZ BUIN and SUNDOWN sun care products; REACH toothbrushes; RoC skin care products; SHOWER TO SHOWER personal care products; SPLENDA, a non-caloric sugar substitute; STAYFREE sanitary protection products; and the broad family of TYLENOL acetaminophen products. These products are marketed principally to the general public and distributed both to wholesalers and directly to independent and chain retail outlets.
     Consumer segment sales in 2000 were $6.9 billion, an increase of .6% over 1999. Domestic sales increased by 2.5% while international sales gains in local currency of 5.0% were offset by a negative currency impact of 6.6%. Consumer sales were led by continued strength in the skin care franchise, which includes the NEUTROGENA, RoC, AVEENO and CLEAN & CLEAR product lines, as well as strong performances from the JOHNSON'S line of baby skin care products. During the fourth quarter, the Company acquired the ST. JOSEPH aspirin business. The acquisition is the first entry into the cardio-protective aspirin market by McNeil Consumer Healthcare, the world leader in over-the-counter analgesics.
     Consumer segment sales in 1999 were $6.86 billion, an increase of 5.2% over 1998. Domestic sales increased by 10.4% while international sales declined by .2%. International sales gains in local currency of 7.0% were offset by a negative currency impact of 7.2%. During 1999, the Company launched various products that included BENECOL, the dietary ingredient stanol ester that aids in the reduction of cholesterol and also completed the acquisition of the AVEENO brand products.
     Consumer segment sales in 1998 were $6.53 billion, an increase of .4% over 1997. Domestic sales increased by 2.6% while international declined by 1.7%. International sales gains in local currency of 5.2% were offset by a negative currency impact of 6.9%. The 1998 special pre-tax charge for the Consumer segment was $244 million. See Note 14 for detailed discussion on the Restructuring charges.

Pharmaceutical
     The Pharmaceutical segment's principal worldwide franchises are in the antifungal, anti-infective, cardiovascular, contraceptive, dermatology, gastrointestinal, hematology, immunology, neurology, oncology, pain management and psychotropic fields. These products are distributed both directly and through wholesalers for use by health care professionals and the general public. Prescription drugs in the antifungal field include NIZORAL (ketoconazole), SPORANOX (itraconazole), TERAZOL (terconazole) and DAKTARIN (miconazole nitrate) antifungal products. Prescription drugs in the anti-infective field include FLOXIN (ofloxacin) and LEVAQUIN (levofloxacin). Prescription drugs in the cardiovascular field include RETAVASE (reteplase), a recombinant biologic cardiology care product for the treatment of acute myocardial infarction to improve blood flow to the heart and REOPRO (abciximab) for the treatment of acute cardiac disease. Prescription drugs in the contraceptive field include ORTHO-NOVUM (norethindrone/ethinyl estradiol) and TRICILEST (norgestimate/ethinyl estradiol, sold in the U.S. as ORTHO TRI-CYCLEN) group of oral contraceptives. Prescription drugs in the dermatology field include RETIN-A MICRO (tretinoin), a dermatological cream for acne. Prescription drugs in the gastrointestinal field include ACIPHEX (rabeprazole sodium), a proton pump inhibitor for treating erosive gastroesophageal reflux disease (GERD) and duodenal ulcers; IMODIUM (loperamide HCl), an antidiarrheal; MOTILIUM (domperidone), a gastrointestinal mobilizer; and REMICADE (infliximab), a novel monoclonal antibody for treatment of certain Crohn's disease patients. REMICADE is also indicated for the treatment of rheumatoid arthritis.
     Prescription drugs in the hematology field include EPREX (Epoetin alfa, sold in the U.S. as PROCRIT), a biotechnology derived version of the human hormone erythropoietin that stimulates red blood cell production. Prescription drugs in the immunology field include ORTHOCLONE OKT-3 (muromonab-CD3), for reversing the rejection of kidney, heart and liver transplants. Prescription drugs in the neurology field include TOPAMAX (topiramate) and STUGERON (cinnarizine). Prescription drugs in the oncology field include ERGAMISOL (levamisole hydrochloride), a colon cancer drug and LEUSTATIN (cladribine), for hairy cell leukemia. Prescription drugs in the psychotropics field include RISPERDAL (risperidone), an antipsychotic drug and HALDOL (haloperidol). Prescription drugs in the pain management field include DURAGESIC (fentanyl transdermal system, sold abroad as DUROGESIC), a transdermal patch for chronic pain; and ULTRAM (tramadol hydrochloride), an analgesic for moderate to moderately severe pain.
     Johnson & Johnson markets over 100 prescription drugs around the world, with 35.3% of the sales generated outside the United States. Thirty-one drugs sold by the Company had 2000 sales in excess of $50 million, with 20 of them in excess of $100 million.
     Pharmaceutical segment sales in 2000 were $12.0 billion, an increase of 11.8% over 1999 including 20.5% growth in domestic sales. Operationally, international sales increased 7.6% but were more than offset by a negative currency impact of 8.9%. Worldwide sales gains in local currency of 15.2% were partially offset by a negative currency impact of 3.4%.
Sales growth reflects the strong performance of PROCRIT/EPREX, RISPERDAL, DURAGESIC, LEVAQUIN, REMICADE, ULTRAM, TOPAMAX, ACIPHEX/PARIET and the oral contraceptive line of products. Sales growth was partially offset by the restricted access of PROPULSID in a number of markets around the world. During the fourth quarter, the Company received expanded labeling from the FDA for REMICADE (infliximab) for the treatment of rheumatoid arthritis. REMICADE is the first drug to be granted a label indicating that, in combination with methotrexate, it inhibits the progression of structural damage in patients with moderately to severely active rheumatoid arthritis who have had an inadequate response to methotrexate. The Company also filed a new drug application with the U.S. Food and Drug Administration for the ORTHO EVRA transdermal seven-day contraceptive patch.
     During the fourth quarter, the Company announced a co-marketing agreement with its McNeil Consumer Healthcare unit and 3M Pharmaceuticals for 3M's new asthma drug, QVAR Inhalation Aerosol (beclomethasone diproprionate HFA.) QVAR is approved for the maintenance treatment of asthma, a chronic inflammatory disease of the large and small airways affecting an estimated 15 percent of the U.S. population.
     Pharmaceutical segment sales in 1999 were $10.69 billion, an increase of 20.2% over 1998, including 28.6% growth in domestic sales. International sales increased 9.4% as sales gains in local currency of 13.5% were offset by a negative currency impact of 4.1%. Worldwide growth reflected the strong performance of PROCRIT, RISPERDAL, DURAGESIC, LEVAQUIN, and the oral contraceptive line of products. During the fourth quarter, the Company received approval from the FDA for ORTHO-PREFEST (17(beta)-estradiol/norgestimate) for hormone replacement therapy and an additional indication for REMICADE for the treatment of rheumatoid arthritis.
     Pharmaceutical segment sales in 1998 were $8.90 billion, an increase of 12.7% over 1997 including 24.3% growth in domestic sales. International sales increased .6% as sales gains in local currency of 5.4% were offset by a negative currency impact of 4.8%. Worldwide growth reflected the strong performance of PROCRIT, RISPERDAL, DURAGESIC, LEVAQUIN, and the oral contraceptive line of products. At year-end 1998, the Company received approval from the FDA for LEVAQUIN (levofloxacin) for the indication of uncomplicated urinary tract infection. Additionally, the Company completed the acquisition of the U.S. and Canadian product rights for RETAVASE (reteplase), an acute-care cardiovascular drug, from Roche Healthcare.
     The 1998 special pre-tax charge for the Pharmaceutical segment was $65 million. See Note 14 for detailed discussion on the Restructuring and IPR&D charges.
     Significant research activities continued in the Pharmaceutical segment, increasing to $1.9 billion in 2000, or an 18.6% increase over 1999. This represents 15.9% of 2000 Pharmaceutical sales and a compound annual growth rate of approximately 13.1% for the five-year period since 1995.
Worldwide Pharmaceutical research organizations include Janssen Research Foundation, headquartered in Belgium, and the R.W. Johnson
Pharmaceutical Research Institute, located   in La Jolla, California
and Raritan, New Jersey. Additional research is conducted by Centocor and through a collaboration with the James Black Foundation in London, England.

Professional
     The Professional segment includes a broad range of products used by or under the direction of health care professionals. These would include suture and mechanical wound closure products, surgical equipment and devices, wound management and infection prevention products, interventional and diagnostic cardiology products, diagnostic equipment and supplies, joint replacements and disposable contact lenses. These products are used principally in the professional fields by physicians, nurses, therapists, hospitals, diagnostic laboratories and clinics. Acquisitions and divestitures in the Professional segment during recent years are part of an ongoing process to transform this segment from a medical supply business to one serving a range of higher technology medical specialties.
     Worldwide sales in 2000 of $10.3 billion in the Professional segment represented an increase of 3.7% over 1999. Domestic sales were up 4.0%, while international sales increased 3.4% as sales gains in local currency of 10.3% were offset by a negative currency impact of 6.9%. Worldwide sales gains in local currency of 6.9% were reduced by 3.2% due to the strength of the U.S. dollar. Strong sales growth from Cordis' coronary and endovascular stents, DePuy's spinal products, Ethicon's MITEK suture anchors and Gynecare's women's health products, Ethicon Endo-Surgery's MAMMOTOME breast biopsy system and ULTRACISION Harmonic scalpel and Vistakon's disposable contact lens products were the primary contributors to the Professional segment growth. In the fourth quarter, Cordis announced the U.S. market introduction of its new Bx VELOCITY Coronary Stent with Hepacoat - the first drug-coated stent utilizing a proprietary heparin coating to receive regulatory approval in the U.S. and Europe. The proprietary heparin coating retains its properties for periods lasting several months when implanted into blood vessels. Cordis also received favorable jury verdicts in its stent patent infringement cases against Boston Scientific Corporation and Medtronic AVE, Inc. For additional information, see Note 18.
     In addition, Cordis completed the acquisition of Atrionix, Inc., valued at $62.8 million. Atrionix is developing a proprietary, catheter-based system for the treatment of atrial fibrillation, a disruption in the heart's normal sinus rhythm.
     Worldwide sales in 1999 of $9.91 billion in the Professional segment represented an increase of 15.7% over 1998. Domestic sales increased 16.9%, while international sales gains in local currency of 15.7% were partially offset by the strength of the U.S. dollar. In the fourth quarter, Cordis launched the new Bx VELOCITY coronary stent in Europe, where it has been well received by the medical community. Ethicon's new products included: PRONOVA Poly (hexafluoropropylene-VDF) Suture, a synthetic nonabsorbable monofilament for cardiovascular and vascular surgery and SURGIFOAM Absorbable Gelatin Sponge USP, which is proven in surgery for over 50 years in Europe and has given Ethicon a full line of hemostasis products. Ethicon also received a fourth quarter approval for Gynecare's THERMACHOICE II Uterine Balloon Therapy System, the latex-free next generation ablation technology system used for excessive uterine bleeding.
     1998 worldwide sales of $8.57 billion in the Professional segment represented an increase of 1.6% over 1997. Domestic sales decreased 2.4%, while international sales gains in local currency of 10.7% were partially offset by the strength of the U.S. dollar. During the fourth quarter of 1998, the Company completed the acquisition of DePuy, one of the world's leading orthopaedic products companies with products in reconstructive, spinal, trauma and sports medicine. The Company also completed the acquisition of FemRx, a leader in the development of proprietary surgical systems that enable surgeons to perform less invasive alternatives to hysterectomy. The 1998 special pre-tax charge for the Professional segment for restructuring was $304 million. See Note 14 and Note 17 for detailed discussion on Restructuring and IPR&D charges and Acquisitions.

Geographic Areas
The Company further categorizes its sales by major geographic area as presented below:

Sales                                             Increase
(Millions of Dollars)         2000      1999      Amount    Percent
     United States       $17,000   15,385    1,615          10.5%
Europe                   6,365          6,711          (346)
(5.2)
Western Hemisphere
 excluding U.S.               2,084          2,023          61
3.0
Asia-Pacific, Africa          3,690          3,352          338
10.1
Worldwide total               $29,139   27,471    1,668          6.1%

     International sales were negatively impacted by the translation of local currency operating results into U.S dollars in all regions. Average exchange rates to the dollar have declined each year since 1995. See Note 12 for additional information on geographic areas.

Liquidity and Capital Resources
     Cash generated from operations and selected borrowings provide the major sources of funds for the growth of the business, including working capital, additions to property, plant and equipment and acquisitions. Cash and current marketable securities totaled $5.74 billion at the end of 2000 as compared with $3.88 billion at the end of 1999.
Total unused credit available to the Company approximates $3.0 billion, including $1.5 billion of credit commitments with various banks worldwide that expire on October 4, 2001.
     The Company's shelf registration filed with the Securities and Exchange Commission enables the Company to issue up to $2.59 billion of unsecured debt securities and warrants to purchase debt securities under its medium term note (MTN) program. No MTN's were issued in 2000. At December 31, 2000, the Company had $1.79 billion remaining on its shelf registration. A summary of borrowings can be found in
Note 6.
     Total borrowings at the end of 2000 and 1999 were $3.52 billion and $4.26 billion, respectively. In 2000 net cash (cash and current marketable securities net of debt) was $2.23 billion. In 1999, net debt (debt net of cash and current marketable securities) was 2.3% of net capital (shareowners' equity and net debt). Total debt represented 15.7% of total capital (shareowners' equity and total debt) in 2000 and 20.8% of total capital in 1999. Shareowners' equity per share at the end of 2000 was $13.52 compared with $11.67 at year-end 1999, an increase of 15.9%. For the period ended December 31, 2000, there were no material cash commitments.

Financial Instruments
     The Company uses financial instruments to manage the impact of foreign exchange rate changes on cash flows. Accordingly, the Company enters into forward foreign exchange contracts to protect the value of existing foreign currency assets and liabilities and to hedge future foreign currency product costs. Gains or losses on these contracts are offset by the gains or losses on the underlying transactions. A 10% appreciation of the U.S. Dollar from December 31, 2000 market rates would increase the unrealized value of the Company's forward contracts by $266 million. Conversely, a 10% depreciation of the U.S. Dollar from December 31, 2000 market rates would decrease the unrealized value of the Company's forward contracts by $206 million. In either scenario, the gain or loss on the forward contract would be offset by the gain or loss on the underlying transaction and therefore would have no impact on future earnings and cash flows.
     The Company enters into currency swap contracts to manage the Company's exposure to changes in currency exchange rates and hedge foreign currency denominated assets and liabilities. The impact of a 1% change in interest rates on the Company's interest rate sensitive financial instruments would be immaterial.
     The Company does not enter into financial instruments for trading or speculative purposes. Further, the Company has a policy of only entering into contracts with parties that have at least an "A" (or equivalent) credit rating. The counterparties to these contracts are major financial institutions and the Company does not have significant exposure to any one counterparty. Management believes the risk of loss is remote.

Changing Prices and Inflation
     Johnson & Johnson is aware that its products are used in a setting where, for more than a decade, policymakers, consumers and businesses have expressed concern about the rising cost of health care. In response to these concerns, Johnson & Johnson has a long-standing policy of pricing products responsibly. For the period 1990
- 2000, in the United States, the weighted average compound annual growth rate of Johnson & Johnson price increases for health care products (prescription and over-the-counter drugs, hospital and professional products) was below the U.S. Consumer Price Index (CPI) for the period.
Inflation rates, even though moderate in many parts of the world during 2000, continue to have an effect on worldwide economies and, consequently, on the way companies operate. In the face of increasing costs, the Company strives to maintain its profit margins through cost reduction programs, productivity improvements and periodic price increases.

New Accounting Pronouncements
     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). The standard was most recently amended in June 2000 by Statement of Financial Accounting Standards No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133." The standards are collectively referred to as SFAS 133. The Company adopted SFAS 133 effective January 1, 2001.
     SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their respective fair values. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction. For fair value hedge transactions in which the Company is hedging changes in the fair value of assets, liabilities or firm commitments, changes in the fair value of the derivative instrument will generally be offset in earnings by changes in the hedged item's fair value. For cash flow hedge transactions in which the Company is hedging the variability of cash flows related to a variable rate asset, liability or forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be recognized in earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item.
     The Company uses forward exchange contracts to manage its exposure to the variability of cash flows primarily related to the foreign exchange rate changes of future foreign currency product costs. The Company also uses currency swaps to manage currency risk primarily related to borrowings. Effective with the adoption of SFAS 133, the Company designated both of these types of derivatives as cash flow hedges.
     On January 1, 2001 the Company recorded a $17 million net-of-tax cumulative effect adjustment gain in accumulated other comprehensive income to recognize at fair value all derivative instruments designated as cash flow hedges. The Company also determined that the adjustment to net earnings was immaterial.
     In May 2000, the Emerging Issues Task Force (EITF) reached a consensus on Issue 00-14, Accounting for Certain Sales Incentives, addressing both the recognition and income statement classification of certain sales incentives. The Company currently recognizes the expense related to coupons and certain sales incentives upon issuance and classifies these expenses as selling, marketing and administrative expense. The amount of such sales incentives for fiscal years 2000, 1999 and 1998 is estimated to be $112 million, $112 million, and $107 million, respectively. EITF 00-14 is expected to take effect in the second quarter of fiscal 2001 and the impact on the Company will be the reclassification of the above-mentioned amounts from expense to a reduction of sales.
     The Company has adopted EITF Issue 00-10, Accounting for Shipping and Handling Fees and Costs. The amount of revenue received for shipping and handling is immaterial for all periods presented. Additional disclosure related to the costs of shipping and handling is provided in Note 1 of the financial statements.







Common Stock Market Prices
     The Company's common stock is listed on the New York Stock Exchange under the symbol JNJ. The approximate number of shareowners of record at year-end 2000 was 164,158. The composite market price ranges for Johnson & Johnson common stock during 2000 and 1999 were:

                         2000           1999
                         High Low       High      Low
First quarter       $ 96.94   66.13          94        77
Second quarter      101.88    70        103       87.81
Third quarter       101.44    90.25          105.88    90
Fourth quarter      105.94    89.19          106.88    90.13
Year-end close           105.06              93.25

Cash Dividends Paid
     The Company increased its dividends in 2000 for the 38th consecutive year. Cash dividends paid were $1.24 per share in 2000 compared with dividends of $1.09 per share in 1999 and $.97 per share in 1998. The dividends were distributed as follows:

                    2000 1999 1998
First quarter  $    .28  .25  .22
Second quarter      .32  .28  .25
Third quarter       .32  .28  .25
Fourth quarter      .32  .28  .25
Total               $    1.24 1.09 .97

     On January 2, 2001, the Board of Directors declared a regular cash dividend of $.32 per share, paid on March 13, 2001 to shareowners of record on February 20, 2001.
     The Company expects to continue the practice of paying regular cash dividends.

Cautionary Factors That May Affect Future Results
     This Annual Report contains forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts and anticipate results based on management's plans that are subject to uncertainty. Forward-looking statements may be identified by the use of words like "plans," "expects," "will," "anticipates," "estimates" and other words of similar meaning in conjunction with, among other things, discussions of future operations, financial performance, the Company's strategy for growth, product development, regulatory approval, market position and expenditures. Forward-looking statements are based on current expectations of future events. The Company cannot guarantee that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. Investors should realize that if underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. Furthermore, the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. The Company's report on Form 10-K for the year ended December 31, 2000 that will be filed in March 2001, will contain, as an Exhibit, a discussion of various factors that could cause actual results to differ from expectations. Prior to that filing, investors should reference the Company's report on Form 10-K for the fiscal year ended January 2, 2000. The Company notes these factors as permitted by the Private Securities Litigation Reform Act of 1995.

Consolidated Balance Sheets
At December 31, 2000 and January 2, 2000
(Dollars in Millions) (Note 1)                         2000      1999

Assets

Current assets
Cash and cash equivalents (Notes 1 and 16)        $    3,411
2,363
Marketable securities (Notes 1 and 16)                 2,333
1,516
Accounts receivable trade, less allowances $411 (1999, $389)4,464
4,233
Inventories (Notes 1 and 2)                            2,842
3,095
Deferred taxes on income (Note 8)                      1,151
1,105
Prepaid expenses and other receivables                 1,249
888
Total current assets                                   15,450
13,200

Marketable securities, non-current (Notes 1 and 16)         269
441
Property, plant and equipment, net (Notes 1, 3 and 14) 6,971
6,719
Intangible assets, net (Notes 1, 7 and 14)             7,256
7,571
Deferred taxes on income (Note 8)                      54        104
Other assets                                      1,321
1,128
Total assets                                 $    31,321    29,163

Liabilities and Shareowners' Equity

Current liabilities
Loans and notes payable (Note 6)                  $    1,479
1,806
Accounts payable                                       2,083
2,003
Accrued liabilities                               2,776
2,972
Accrued salaries, wages and commissions                488       467
Taxes on income                                        314       206
Total current liabilities                              7,140
7,454

Long-term debt (Note 6)                                2,037
2,450
Deferred tax liability (Note 8)                        255       287
Employee related obligations (Note 5)                  1,753
1,749
Other liabilities                                      1,328
1,010
Shareowners' equity
Preferred stock - without par value
(authorized and unissued 2,000,000 shares)             -         -
Common stock - par value $1.00 per share (Note 20)
(authorized 2,160,000,000 shares; issued 1,534,921,000
and 1,534,916,000 shares)                              1,535
1,535
Note receivable from employee stock ownership plan (Note 15)(35)
(41)
Accumulated other comprehensive income (Note 11)       (470)
(396)
Retained earnings                                      18,812
16,192
                                                  19,842    17,290
Less: common stock held in treasury, at cost (Note 20)
(143,984,000 and 145,233,000)                          1,034
1,077
Total shareowners' equity                              18,808
16,213
Total liabilities and shareowners' equity              $    31,321
29,163

See Notes to Consolidated Financial Statements
Consolidated Statement of Earnings
(Dollars in Millions Except Per Share Figures)
(Note 1)                                2000      1999      1998

Sales to customers                 $    29,139    27,471    23,995
Cost of products sold (1998 includes
 $60 of inventory write-offs for restructuring)   8,861
8,442          7,604
Gross profit                            20,278    19,029    16,391
Selling, marketing and administrative expenses    10,875    10,503
9,027
Research expense                             2,926          2,600
2,336
Purchased in-process research and
development (Notes 14 and 17)                54        -         298
Interest income                              (379)          (246)
(277)
Interest expense, net of portion
   capitalized (Note 3)                      146       197       129
Other expense, net                      67        222       143
Restructuring charge (Note 14)               (33)      -         553
                                        13,656    13,276    12,209

Earnings before provision for taxes on income     6,622     5,753
4,182
Provision for taxes on income (Note 8)       1,822     1,586
1,179
Net earnings                       $    4,800          4,167
3,003

Basic net earnings per share (Notes 1 and 19)     $3.45          3.00
2.16
Diluted net earnings per share (Notes 1 and 19)   $3.40          2.94
2.12

See Notes to Consolidated Financial Statements

Consolidated Statements of Equity
                                                  Note
(Dollars in Millions) (Note 1)                         Receiv Accum
Common
                                                  EE   Other      Stk
Treas
                               Comp          Retained  Stk   Comp
                    Issued Stk
                         Total      Income   Earnings  (ESOP) Inc
Amt   Amt
Balance, December 28, 1997 $  12,866         12,747     (51)  (370)
1,535 (995)
Net earnings             3,003       3,003   3,003
Cash dividends paid      (1,305)        (1,305)
Employee compensation
 and stock option plans       378            (484)
862
Repurchase of common stock   (930)
(930)
Business combinations         10                7
3
Other comprehensive income,
 net of tax:
 Currency translation adj     89       89                   89
 Unrealized gains (losses)
  on securities               (41)   (41)                   (41)
Reclassification adjustment           33
Total comprehensive income         3,084
Note receivable from ESOP     7                        7
Balance, January 3, 1999 $14,077            13,968        (44)
(322) 1,535 (1,060)
Net earnings           4,167    4,167        4,167
Cash dividends paid   (1,479)          (1,479)
Employee compensation
 and stock option plans      357              (464)
821
Repurchase of common stock (840)
(840)
Business combinations         2
2
Other comprehensive income,
 net of tax:
 Currency translation adj  (155)   (155)                        (155)
 Unrealized gains (losses)
  on securities              81      81                     81
Reclassification adjustment          17
Total comprehensive income         4,110
Note receivable from ESOP    3                        3
Balance, January 2, 2000 $16,213            16,192       (41)   (396)
1,535  (1,077)
Net earnings           4,800  4,800         4,800
Cash dividends paid   (1,724)         (1,724)
Employee compensation
 and stock option plans      483             (524)
1,007
Repurchase of common stock  (973)
(973)
Business combinations         77             68
9
Other comprehensive income,
 net of tax:
 Currency translation adj   (45)   (45)                    (45)
 Unrealized gains (losses)
  on securities              (14)  (14)                    (14)
EMinimum pension liability  (15)   (15)                    (15)
Reclassification adjustment        (46)
Total comprehensive income         4,680
Note receivable from ESOP     6                       6

Balance, December 31, 2000 $18,808        18,812   (35)      (470)
1,535  (1,034)

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

(Dollars in Millions) (Note 1)          2000      1999      1998

Cash flows from operating activities
Net earnings                  $    4,800          4,167
3,003
Adjustments to reconcile
     net earnings to cash flows:
 Depreciation and amortization
      of property and intangibles       1,515          1,444
1,285
 Purchased in-process research
      and development                   54        -         298
 Increase in deferred taxes             (167)          (7)
(297)
 Accounts receivable reserves           33        11        24
Changes in assets and liabilities,
net of effects from acquisition of
businesses:
  Increase in accounts receivable       (451)          (671)
(163)
  Decrease (increase) in inventories    125       (333)
(100)
  Increase in accounts payable and
     accrued liabilities                57        242       646
  Decrease in other current and
     non-current assets            143       457       142
  Increase in other current and
      non-current liabilities      454       450       153
Net cash flows from operating activities     6,563          5,760
4,991
Cash flows from investing activities
Additions to property, plant and
     equipment                     (1,646)   (1,728)   (1,545)
Proceeds from the disposal of assets    161       35        108
Acquisition of businesses, net
     of cash acquired (Note 17)         (68)      (271)
(3,818)
Purchases of investments           (5,383)   (3,538)   (1,005)
Sales of investments                    4,670          2,817
400
Other                                   (102)          (257)
(205)
Net cash used by investing activities   (2,368)   (2,942)   (6,065)
Cash flows from financing activities
Dividends to shareowners           (1,724)   (1,479)   (1,305)
Repurchase of common stock              (973)          (840)
(930)
Proceeds from short-term debt           814       3,208
2,424
Retirement of short-term debt           (1,485)   (4,063)   (226)
Proceeds from long-term debt            4         793       535
Retirement of long-term debt            (28)      (176)
(471)
Proceeds from the exercise of
     stock options                 292       180       178
Net cash (used by) provided by
     financing activities               (3,100)   (2,377)   205
Effect of exchange rate changes
     on cash and cash equivalents       (47)      (72)      24
Increase (decrease) in cash
     and cash equivalents               1,048          369
(845)
Cash and cash equivalents,
     beginning of year (Note 1)         2,363          1,994
2,839
Cash and cash equivalents,
     end of year (Note 1)          $    3,411          2,363
1,994






Consolidated Statements of Cash Flows
(continued)
(Dollars in Millions) (Note 1)          2000      1999      1998

Supplemental cash flow data
Cash paid during the year for:
     Interest                      $191      207       174
     Income taxes                  1,627          1,406
1,310

Supplemental schedule of noncash
     investing and financing activities
Treasury stock issued for employee
     compensation and stock option plans,
     net of cash proceeds          $    754       675       717
Acquisitions of businesses
Fair value of assets acquired $         158       271       4,659
Fair value of liabilities assumed
(including $296 of assumed debt in 1998)     (5)       -
(545)
                                   153       271       4,114
Treasury stock issued at fair value          (85)      -         -
Net purchase price            $    68        271       4,114

See Notes to Consolidated Financial Statements




1 Summary of Significant Accounting Principles

Principles of Consolidation
The financial statements include the accounts of Johnson & Johnson and subsidiaries. Intercompany accounts and transactions are eliminated.

Cash Equivalents
The Company considers securities with maturities of three months or less, when purchased, to be cash equivalents.

Investments
Short-term marketable securities are carried at cost, which approximates fair value. Long-term debt securities that the Company has the ability and intent to hold until maturity are carried at amortized cost which also approximates fair value. Gross unrealized holding gains and losses are not material. Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date.

Property, Plant and Equipment and Depreciation
Property, plant and equipment are stated at cost. The Company utilizes the straight-line method of depreciation over the estimated useful lives of the assets:
Building and building equipment    20-40 years
Land and land improvements         10-20 years
Machinery and equipment       2-13 years

Revenue Recognition
The Company recognizes revenue from product sales when the goods are shipped and title passes to the customer. In instances where title does not pass to the customer upon shipment, the Company recognizes revenue upon delivery. The Company has adopted Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements, the effects of which are immaterial for all periods presented.

Sales Incentives
The Company currently recognizes the expense related to coupons and certain sales incentives upon issuance and classifies these expenses as selling, marketing and administrative expense. The amount of such sales incentives for 2000, 1999 and 1998 is estimated to be $112 million, $112 million, and $107 million, respectively. EITF 00-14 is expected to take effect in the second quarter of 2001 and the impact on the Company will be the reclassification of the above mentioned amounts from expense to a reduction of sales.

Shipping and Handling
Shipping and handling costs incurred were $492 million, $470 million and $401 million in 2000, 1999 and 1998, respectively, and are included in selling, marketing and administrative expense. The amount of revenue received for shipping and handling is immaterial for all periods presented.

Inventories
Inventories are stated at the lower of cost or market determined by the first-in, first-out method.

Intangible Assets
The excess of the cost over the fair value of net assets of purchased businesses is recorded as goodwill and is amortized on a straight-line basis over periods of 40 years or less. The cost of other acquired intangibles is amortized on a straight-line basis over their estimated useful lives. The Company continually evaluates the carrying value of goodwill and other intangible assets. Any impairments would be recognized when the expected future operating cash flows derived from such intangible assets is less than their carrying value.

Financial Instruments
Gains and losses on foreign currency hedges of existing assets or liabilities, or hedges of firm commitments, are deferred and recognized in income as part of the related transaction.
     Unrealized gains and losses on currency swaps that hedge third party debt are classified in the balance sheet as other assets or liabilities. Interest expense under these agreements, and on the debt instruments they hedge, are recorded at the net effective interest rate of the hedge transaction.
In the event of early termination of a currency swap contract that hedges third party debt, the gain or loss on the swap contract is amortized over the remaining life of the related transaction. If the underlying transaction associated with a swap, or other derivative contract, is accounted for as a hedge and is terminated early, the related derivative contract is terminated simultaneously and any gains or losses would be included in income immediately.
     The Company adopted SFAS 133 effective January 1, 2001. The Company uses forward exchange contracts to manage its exposure to the variability of cash flows primarily related to the foreign exchange rate changes of future foreign currency product costs. The Company also uses currency swaps to manage currency risk primarily related to borrowings. Effective with the adoption of SFAS 133, the Company designated both of these types of derivatives as cash flow hedges.
On January 1, 2001 the Company recorded a $17 million net-of-tax cumulative effect adjustment gain in accumulated other comprehensive income to recognize at fair value all derivative instruments that will be designated as cash flow hedges. The Company determined that the cumulative effect adjustment to net earnings was immaterial.

Advertising
Costs associated with advertising are expensed in the year incurred. Advertising expenses worldwide, which are comprised of television, radio, print media as well as Internet advertising were $1.32 billion in 2000, $1.39 billion in 1999 and $1.19 billion in 1998.

Income Taxes
The Company intends to continue to reinvest its undistributed international earnings to expand its international operations;
therefore no tax has been provided to cover the repatriation of such undistributed earnings. At December 31, 2000, and January 2, 2000 the cumulative amount of undistributed international earnings was approximately $9.5 billion and $8.3 billion, respectively.

Net Earnings Per Share
Basic earnings per share is computed by dividing net income available to common shareowners by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

Risks and Uncertainties
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported. Actual results may or may not differ from those estimates.

Annual Closing Date
The Company follows the concept of a fiscal year which ends on the Sunday nearest to the end of the month of December. Normally each fiscal year consists of 52 weeks, but every five or six years, as was the case in 1998, the fiscal year consists of 53 weeks.

Reclassification
Certain prior year amounts have been reclassified to conform with current year presentation.

2 Inventories
At the end of 2000 and 1999, inventories were comprised of:
(Dollars in Millions)              2000 1999

Raw materials and supplies    $    702  663
Goods in process                   458  416
Finished goods                1,682     2,016
                         $    2,842     3,095

3 Property, Plant and Equipment
At the end of 2000 and 1999, property, plant and equipment at cost and accumulated depreciation were:
(Dollars in Millions)              2000      1999

Land and land improvements    $    393       375
Buildings and building equipment   3,345          3,164
Machinery and equipment            6,065          6,070
Construction in progress      1,445          1,437
                              11,248    11,046
Less accumulated depreciation      4,277          4,327
                         $    6,971          6,719

The Company capitalizes interest expense as part of the cost of construction of facilities and equipment. Interest expense capitalized in 2000, 1999 and 1998 was $96, $81 and $72 million, respectively.
     Upon retirement or disposal of fixed assets, the cost and related amount of accumulated depreciation or amortization are eliminated from the asset and reserve accounts, respectively. The difference, if any, between the net asset value and the proceeds is adjusted to income. For additional discussion on property, plant and equipment, see Note 14.

4 Rental Expense and Lease Commitments
Rentals of space, vehicles, manufacturing equipment and office and data processing equipment under operating leases amounted to approximately $251 million in 2000, $233 million in 1999 and $243 million in 1998.
The approximate minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 2000 are:
(Dollars                                     After
in Millions)        2001 2002 2003 2004 2005 2005 Total
               $    98   85   66   51   37   87   424
Commitments under capital leases are not significant.

5 Employee Related Obligations
At the end of 2000 and 1999, employee related obligations were:
(Dollars in Millions)              2000       1999

Postretirement benefits  $         822       805
Post employment benefits      101       111
Pension liabilities           601       647
Certificates of extra compensation 229       186
Employee related obligations       $1,753    1,749

6 Borrowings
The components of long-term debt are as follows:
                              Eff.           Eff.
(Dollars in Millions)         2000 Rate%          1999 Rate%

4.75% Convertible
 Subordinated Debentures
 due 2005(2)        $    460  4.75      460  4.75
8.72% Debentures
 due 2024                300  8.72      300  8.72
6.95% Notes due 2029          293  7.14      293  7.14
6.73% Debentures
 due 2023                250  6.73      250  6.73
6% Eurodollar due 2001        250  6.02      250  6.02
7.375% Notes due 2002         200  7.49      199  7.49
8.25% Eurodollar Notes
 due 2004                199  8.37      199  8.37
6.625% Notes due 2009         198  6.80      197  6.80
5% Deutsche Mark Notes
 due 2001(3)             85   1.98      93   1.98
5.12% Notes due 2003(4)       60   0.82      60   0.82
Industrial Revenue Bonds 44   5.77      47   5.78
Other, principally
 international           87   -         128  -
                         2,426     6.42(1)   2,476     6.42(1)
Less current portion          389            26
                         $2,037         2,450

(1) Weighted average effective rate.
(2) Represents 4.75% convertible subordinated debt issued by Centocor prior to the merger with Johnson & Johnson. Centocor exercised its option to redeem the debentures and set February 21, 2001 as the redemption date, at a price equal to 102.714% of the principal amount plus accrued interest. The debentures are convertible by the holders into approximately 5,987,000 shares of Johnson & Johnson stock at a conversion price of $77.091 per share. The option expired at the close of business of` February 14, 2001.
(3) Represents 5% Deutsche Mark notes due 2001 issued by a Japanese subsidiary and converted to a 1.98% fixed rate yen note via a currency swap.
(4) Represents 5.12% U.S. Dollar notes due 2003 issued by a Japanese subsidiary and converted to a 0.82% fixed rate yen note via a currency swap.
The Company has access to substantial sources of funds at numerous banks worldwide. Total unused credit available to the Company approximates $3.0 billion, including $1.5 billion of credit commitments with various banks worldwide that expire on October 4, 2001. Interest charged on borrowings under the credit line agreements is based on either bids provided by the banks, the prime rate or London Interbank Offered Rates (LIBOR), plus applicable margins. Commitment fees under the agreements are not material.
     The Company's shelf registration filed with the Securities and Exchange Commission enables the Company to issue up to $2.6 billion of unsecured debt securities and warrants to purchase debt securities under its medium term note (MTN) program. No MTN's were issued in 2000. At December 31, 2000, the Company had $1.8 billion remaining on its shelf registration.
     Short-term borrowings and current portion of long-term debt amounted to $1.5 billion at the end of 2000. These borrowings are comprised of $0.8 billion of U.S. commercial paper, at an average interest rate of 6.5%, and $0.7 billion of local borrowings, principally by international subsidiaries.
     Aggregate maturities of long-term obligations commencing in 2001 are:
                                             After
(Dollars in Millions)    2001 2002 2003 2004 2005 2005
               $    389  216  66   214  467  1,074

7 Intangible Assets
At the end of 2000 and 1999, the gross and net amounts of intangible assets were:
(Dollars in Millions)              2000      1999

Goodwill - gross              $    4,377          4,270
Less accumulated amortization      540       424
Goodwill - net           $    3,837          3,846
Patents and trademarks - gross $   1,948          2,014
Less accumulated amortization      457       399
Patents & trademarks - net    $    1,491          1,615
Other intangibles - gross     $    2,401          2,471
Less accumulated amortization      473       361
Other intangibles - net       $    1,928          2,110
Total intangible assets - gross$   8,726          8,755
Less accumulated amortization      1,470          1,184
Total intangible assets - net $    7,256          7,571

The weighted average amortization periods for goodwill, patents and trademarks and other intangibles are 32 years, 21 years and 18 years, respectively. For additional discussion on intangible assets, see
Note 14.

8 Income Taxes
The provision for taxes on income consists of:
(Dollars in Millions)         2000      1999      1998

Currently payable:
 U.S. taxes              $    1,321          994       991
 International taxes          668       599       485
                         1,989          1,593          1,476
Deferred:
 U.S. taxes                   (75)      94        (180)
 International taxes          (92)      (101)          (117)
                         (167)          (7)       (297)
                    $    1,822          1,586          1,179

A comparison of income tax expense at the federal statutory rate of 35% in 2000, 1999 and 1998, to the Company's effective tax rate is as follows:
(Dollars in Millions)         2000      1999      1998

U.S.                     $3,646    3,241          2,522
International            2,976          2,512          1,660
Earnings before taxes
 on income:                   $6,622    5,753          4,182
Statutory taxes               $2,318    2,014          1,464
Tax rates:
Statutory                35.0%          35.0%          35.0%
Puerto Rico and
 Ireland operations      (5.2)          (5.5)          (5.5)
Research tax credits          (0.6)          (0.6)          (0.3)
Domestic state and local 0.7       0.9       1.0
International
 subsidiaries
 excluding Ireland       (3.0)          (2.4)          (3.3)
IPR&D                         0.3       -         1.3
All other                0.3       0.2       -
Effective tax rate       27.5%          27.6%          28.2%

     The reduction in the 2000 worldwide effective tax rate was primarily due to a greater proportion of the Company's taxable income derived from lower tax rate countries offset by the Company's fourth quarter purchased IPR&D charge which is not tax deductible.
     During 2000, the Company had subsidiaries operating in Puerto Rico under a tax incentive grant expiring December 31, 2007. In addition, the Company has subsidiaries manufacturing in Ireland under an incentive tax rate effective through the year 2010.

     Deferred income taxes are recognized for tax consequences of "temporary differences" by applying enacted statutory tax rates, applicable to future years, to differences between the financial reporting and the tax basis of existing assets and liabilities.
     Temporary differences and carryforwards for 2000 are as follows:
                                   Deferred Tax
(Dollars in Millions)                   Asset          Liability
Employee related obligations       $    597
Depreciation                                 (317)
Non-deductible intangibles                        (734)
International R&D capitalized for tax   156
Reserves & liabilities                  512
Income reported for tax purposes        270
Miscellaneous international             274       (217)
Loss carryforwards                 72
Miscellaneous U.S.                 275
Total deferred income taxes        $    2,156          (1,268)

     The difference between the net deferred tax on income per the balance sheet and the net deferred tax is reflected in Taxes on Income.

9 International Currency Translation
For translation of its non-U.S. dollar currencies, the Company has determined that the local currencies of its international subsidiaries are the functional currencies except those in highly inflationary economies, which are defined as those which have had compound cumulative rates of inflation of 100% or more during the past three years.
     In consolidating international subsidiaries, balance sheet currency effects are recorded as a separate component of shareowners' equity. This equity account includes the results of translating all balance sheet assets and liabilities at current exchange rates, except for those located in highly inflationary economies which are reflected in operating results.
     An analysis of the changes during 2000 and 1999 for foreign currency translation adjustments is included in Note 11.
     Net currency transaction and translation gains and losses included in other expense were after-tax losses of $67 million in 2000, after-tax losses of $48 million in 1999 and after-tax losses of $15 million in 1998.

10 Common Stock, Stock Option Plans and Stock
Compensation Agreements
At December 31, 2000 the Company had 15 stock-based compensation plans. Under the 2000 Stock Option Plan, the Company may grant options to its employees for up to 1.6% of the issued shares of the Company's Common Stock, plus the number of shares available from the previous year that were not issued, as well as shares issued under the Plan that expired or terminated without being exercised. The shares outstanding are for contracts under the Company's 1986, 1991, 1995 and 2000 Stock Option Plans, the 1997 Non-Employee Director's Plan and the Mitek, Cordis, Biosense, Gynecare, Centocor and Innovasive Stock Option plans.
Stock options expire 10 years from the date they are granted and vest over service periods that range from one to six years. All options granted are valued at current market price. Shares available for future grants are based on 1.6% of the issued shares each year. Based on current issued shares, 24.6 million shares could be granted each year during the years 2001 through 2005. Shares available for future grants under the previous plan were 3.0 million, and 15.0 million at the end of 1999 and 1998, respectively.
A summary of the status of the Company's stock option plans as of December 31, 2000, January 2, 2000 and January 3, 1999 and changes during the years ending on those dates, is presented below:
                                        Weighted
                              Options   Average
(Shares in Thousands)         Outstanding         Exercise Price
Balance at December 28, 1997       81,261    $34.51
Options granted                    10,852    78.20
Options exercised                  (11,414)  18.65
Options cancelled/forfeited        (2,304)    44.92
Balance at January 3, 1999         78,395    42.55
Options granted                    13,113    97.87
Options exercised                  (9,235)   23.84
Options cancelled/forfeited        (1,722)   55.53
Balance at January 2, 2000         80,551    53.40
Options granted                    20,876    99.87
Options exercised                  (10,429)  30.99
Options cancelled/forfeited        (2,628)   74.81
Balance at December 31, 2000       88,370    $66.39

     The Company applies the provision of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," that calls for companies to measure employee stock compensation expense based on the fair value method of accounting. However, as allowed by the Statement, the Company elected continued use of Accounting Principle Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," with pro forma disclosure of net income and earnings per share determined as if the fair value method had been applied in measuring compensation cost. Had the fair value method been applied, net income would have been reduced by $168 million or $.12 per share in 2000, $116 million or $.08 per share in 1999 and $77 million or $.05 per share in 1998. These calculations only take into account the options issued since January 1, 1995. The average fair value of options granted was $29.57 in 2000, $30.00 in 1999 and $19.62 in
1998. The fair value was estimated using the Black-Scholes option pricing model based on the weighted average assumptions of:
                         2000      1999      1998

Risk-free rate           5.45%          6.32%          4.52%
Volatility                    27.0%          24.0%          22.0%
Expected life            5.0 yrs   5.0 yrs   5.0 yrs
Dividend yield           1.40%          1.13%          1.30%

The following table summarizes stock options outstanding and exercisable at December 31, 2000:
(Shares in Thousands)         Outstanding         Exercisable
                              Average             Average
Exercise                 Average Exercise              Exercise
Price Range         Options   Life(a) Price  Options   Price
$8.00-$29.93   20,084    2.8  $ 23.79   20,050    $ 23.79
$30.98-$64.44  17,857    5.3  47.00          12,925    46.34
$64.63-$93.25  19,214    7.5  72.95          8,966          65.10
$93.31-$127.66 31,215    9.5  100.84    66        101.35
$8.00-$127.66  88,370    6.7  $ 66.39   42,007    $ 39.67

(a)  Average contractual life remaining in years.




11 Accumulated Other Comprehensive Income
Components of other comprehensive income/(loss) consist of the following:
                                                  Accumulated
                    Foreign   Unrealized          Pension   Other
                    Currency  Gains/(Losses)      Liab Comprehensive
(Dollars in Millions)    Translat  on Securities  Adj  Income/(Loss)
December 28, 1997        $(411)    41                       (370)
1998 change                89      (41)                     48
January 3, 1999          (322)          -
(322)
1999 change              (155)          81                       (74)
January 2, 2000          (477)          81
(396)
2000 change              (45)      (14)           (15)      (74)
December 31, 2000        $(522)    67             (15)      (470)

Total other comprehensive income for 2000 includes reclassification adjustment gains of $71 million realized from the sale and write-down of equity securities and the associated tax expense of $25 million. In 1999, total other comprehensive income included reclassification adjustment losses of $27 million and the associated tax benefit of $10 million. The tax effect on these unrealized gains/(losses) on equity securities is an expense of $43 million in 2000 and $50 million in 1999 and a benefit of $19 million in 1998.
The currency translation adjustments are not currently adjusted for income taxes as they relate to permanent investments in non-U.S. subsidiaries.

12 Segments of Business and Geographic Areas

Sales to Customers(2)
(Dollars in Millions)                   2000      1999      1998

Consumer - Domestic           $    3,760          3,670
3,325
          International            3,144          3,194
3,201
Total                                   6,904          6,864
6,526
Pharmaceutical - Domestic               7,734          6,419
4,993
          International            4,220          4,275
3,907
Total                                   11,954    10,694    8,900
Professional - Domestic                 5,506          5,296
4,530
          International            4,775          4,617
4,039
Total                                   10,281    9,913
8,569
Worldwide total                    $    29,139    27,471    23,995

                    Operating Profit(3)      Identifiable Assets

(Dollars in Millions)    2000(4) 1999(5) 1998(6)       2000 1999 1998


Consumer       $    867     683    414       4,761     4,901
4,904
Pharmaceutical      4,175      3,595    2,933          7,740
7,483     5,918
Professional        1,696      1,632    941       12,745 12,458
13,244
Segments total      6,738      5,910    4,288          25,246 24,842
24,066
Expenses not allocated
     to segments (3)     (116)     (157)          (106)
General corporate(7)                              6,075     4,321
3,226
Worldwide total     $    6,622     5,753          4,182
31,321 29,163 27,292







                    Additions to Property,   Depreciation and
                    Plant & Equipment        Amortization

(Dollars in Millions)    2000 1999 1998      2000 1999 1998


Consumer       $    336  412  268       275  277  273
Pharmaceutical      584  666  600       397  341  352
Professional        665  576  627       801  786  629
Segments total      1,585     1,654     1,495          1,473
1,404     1,254
General corporate        61   74   50        42   40   31
Worldwide total     $    1,646     1,728     1,545          1,515
1,444     1,285

Geographic Areas(2)
                    Sales to Customers(2)    Long-Lived Assets

(Dollars in Millions)    2000 1999 1998      2000 1999 1998


United States  $    17,000 15,385 12,848     9,326     9,314
8,619
Europe              6,365     6,711     6,354          3,551
3,698     4,135
Western Hemisphere
     excluding U.S. 2,084     2,023     2,105          653  550  429
Asia-Pacific, Africa     3,690     3,352     2,688          427  439
402
Segments total      29,139 27,471 23,995     13,957 14,001 13,585
General corporate                            255  282  262
Other non long-lived
     assets                             17,109 14,880 13,445
Worldwide total     $    29,139 27,471 23,995     31,321 29,163
27,292

(1) See Management's Discussion and Analysis for a description of the segments in which the Company does business.
(2) Export sales and intersegment sales are not significant. No single customer or country represents 10% or more of total sales.
(3) Amounts not allocated to segments include interest income/expense, minority interest and general corporate income and expense.
(4) 2000 results excluding Restructuring gain and In-Process Research and Development charges are: Consumer $843, Pharmaceutical $4,171, Professional $1,745.
(5) 1999 Pharmaceutical results excluding special charges related to the Centocor merger equals $3,644.
(6) 1998 results excluding Restructuring and In-Process Research and Development charges: Consumer $658, Pharmaceutical $3,132, and Professional $1,409. See Note 14 for details of Restructuring and IPR&D charges by segment.
(7) General corporate includes cash and marketable securities.


13 Retirement and Pension Plans
The Company sponsors various retirement and pension plans, including defined benefit, defined contribution and termination indemnity plans, which cover most employees worldwide. The Company also provides postretirement benefits, primarily health care to all domestic retired employees and their dependents.
Most international employees are covered by government-sponsored programs and the cost to the Company is not significant.
     Retirement plan benefits are primarily based on the employee's compensation during the last three to five years before retirement and the number of years of service. The Company's objective in funding its domestic plans is to accumulate funds sufficient to provide for all accrued benefits. International subsidiaries have plans under which funds are deposited with trustees, annuities are purchased under group contracts or reserves are provided.
     In certain countries other than the United States, the funding of pension plans is not a common practice as funding provides no economic benefit. Consequently, the Company has several pension plans which are not funded.
The Company does not fund retiree health care benefits in advance and has the right to modify these plans in the future.
     Net periodic benefit costs for the Company's defined benefit retirement plans and other benefit plans for 2000, 1999 and 1998 include the following components:

                              Retirement Plans    Other Benefit Plans
(Dollars in Millions)              2000 1999 1998 2000 1999 1998


Service cost             $    201  208  185  20   24   20
Interest cost                 295  270  254  51   50   50
Expected return on plan assets     (377)     (330)     (291)     (5)
(5)  (14)
Amortization of prior service cost 21   17   17   (1)  (1)  2
Amortization of net trans asset    (7)  (12) (14) -    -    -
Recognized actuarial (gain)/loss   (81) (17) (24) (10) (2)  8
Curtailments and settlements       -    2    2    -    -    -
Net periodic benefit cost     $    52   138  129  55   66   66

The net periodic (income) cost attributable to domestic retirement plans included above was ($19) million in 2000, $56 million in 1999 and $40 million in 1998.
The following tables provide the weighted-average assumptions used to develop net periodic benefit cost and the actuarial present value of projected benefit obligations:
                              Retirement Plans    Other Benefit Plans
Domestic Benefit Plans             2000 1999 1998 2000 1999 1998


Weighted average discount rate     7.50%     7.75%     6.75%
7.50%     7.75%     6.75%
Expected long-term rate of return
     on plan assets           9.00 9.00  9.00     9.00 9.00 9.00
Rate of increase in compensation
      levels                  5.00 5.00 5.00 5.00 5.00 5.00

International Benefit Plans
Weighted average discount rate     6.00%     5.75%     5.50%
6.75%     6.75%     6.00%
Expected long-term rate of return
      on plan assets               7.50 7.50 7.75      -    -    -
Rate of increase in compensation
     levels                   3.50 3.50 3.50      4.25 4.50 4.25

Health care cost trends are projected at annual rates grading from 9% for employees under age 65 and 7% for employees over age 65 down to 5% for both groups by the year 2008 and beyond. The effect of a 1% change in these assumed cost trends on the accumulated postretirement benefit obligation at the end of 2000 would be an $89 million increase or a $78 million decrease and the effect on the service and interest cost components of the net periodic postretirement benefit cost for 2000 would be an $11 million increase or a $9 million decrease.

The following tables set forth the change in benefit obligations and change in plan assets at year-end 2000 and 1999 for the CompanyOs defined benefit retirement plans and other postretirement plans:






(Dollars in Millions)              Retirement Plans    Other Benefit
Plans
Change in Benefit Obligation       2000 1999      2000 1999

Benefit obligation - begin of year $4,206 4,315   694  726
Service cost                  201  208       20   24
Interest cost                 295  270       51   50
Plan participant contributions     14   11        -    -
Amendments                         2    81        (16) -
Actuarial (gain)/loss              186  (346)          10   (81)
Acquisitions                  1    51        -    11
Curtailments & settlements         (13) (7)       -    -
Total benefits paid           (219)     (210)          (35) (36)
Effect of exchange rates      (118)     (167)          (2)  -
Benefit obligation - end of year   $4,555 4,206   722  694

Change in Plan Assets
Plan assets at fair value
beginning of year                  $5,254 4,173   62   57
Actual return on plan assets       (150)     1,301          (1)  8
Company contributions              62   46        31   32
Plan participant contributions     14   11        -    -
Acquisitions                  (5)  41        -    -
Benefits paid from plan assets     (209)     (198)          (34) (35)
Effect of exchange rates      (119)     (120)          -    -
Plan assets at fair value
     end of year                   $4,847 5,254   58   62

Amounts recognized in the Company's balance sheet consist of the following:
                         Retirement Plans    Other Benefit Plans
(Dollars in Millions)         2000 1999      2000 1999

Plan assets in excess of
(less than) projected
benefit obligation  $    292  1,048          (664)     (632)
Unrecognized actuarial gains  (984)     (1,801)   (166)     (200)
Unrecognized prior
     service cost        128  156       (23) (9)
Unrecognized net
     transition asset         (20) (29)      -    -
Total recognized in the
     consolidated
     balance sheet  $    (584)     (626)          (853)     (841)
Book reserves       $    (748)     (775)          (853)     (841)
Prepaid benefits              138  120       -    -
Other assets             26   29        -    -
Total recognized in
     Consolidated
     balance sheet  $    (584)     (626)          (853)     (841)

Plans with accumulated benefit obligations in excess of plan assets consist of the following:
                         Retirement Plans    Other Benefit Plans
(Dollars in Millions)         2000 1999      2000 1999


Accumulated benefit oblig     $(451) (411)   (692)     (696)
Projected benefit obligation  $(480) (528)   -    -
Plan assets at fair value     $49  53        88   62



14 Restructuring and In-Process Research and
Development Charges
In the fourth quarter of 1998, the Company approved a plan to reconfigure its global network of manufacturing and operating facilities with the objective of enhancing operating efficiencies. This plan was completed at year-end 2000. Among the initiatives involved in this plan were the closure of inefficient manufacturing facilities, exiting certain businesses which were not providing an acceptable return and related employee separations. The closure of these facilities represented approximately 10% of the Company's manufacturing capacity.
     The estimated cost of this plan was reflected in cost of sales ($60 million) and restructuring charge ($553 million). The charge consisted of employee separation costs of $161 million, asset impairments of $322 million, impairments of intangibles of $52 million and other exit costs of $78 million. Employee separations occurred primarily in manufacturing and operations facilities affected by the plan. The decision to exit certain facilities and businesses decreased cash flows triggering the asset impairment. The amount of impairment of such assets was calculated using discounted cash flows or appraisals.
     The asset impairments that amounted to $322 million consisted of the following: machinery & equipment of $215 million, inventory of $60 million, buildings of $32 million and leasehold improvements of $15 million. Intangible assets of $52 million included Menlo Care of $26 million, Innotech of $20 million and other intangible assets of $6 million. The Menlo Care intangible asset was related to the Aquavene biomaterial technology that was no longer in use with all other intangible assets related to products that were abandoned by the Company due to insufficient financial return.

Other exit costs consisted of the following:
                    2000
                    Beginning 2000           Reversed  Remaining
(Dollars in Millions)    Accrual   Cash Outlays   to Income Accrual
Restructuring charges:
Employee separations     $100      57             25        18
Other exit costs:
Distributor terminations 11        11             -         -
Disposal costs      10        7              3         -
Lease terminations  7         7              -         -
Other costs              12        7              5         -
Total other exit costs   40        32             8         -
                    $140      89             33        18

At year-end 2000, $33 million of the accrual was reversed to income. This gain by segment of business was applied as follows: $20 million
- Consumer, $5 million - Pharmaceutical and $8 million - Professional. The remaining accrual represents on-going payments to severed employees to be paid out over the next six months. The restructuring plan resulted in the reduction of 35 manufacturing facilities around the world. Additionally, the total headcount reduction due to the restructuring plan was approximately 4,100 employees worldwide.
     In connection with the businesses acquired in 1998, the Company recognized charges for in-process research and development (IPR&D) in the amount of $298 million related primarily to the DePuy and RETAVASE acquisitions. The value of the IPR&D projects was calculated with the assistance of third party appraisers and was based on the estimated percentage completion of the various research and development projects being pursued that ranged from 60% to 85% complete on acquisition date. The calculation reflects cash flow projections discounted for the risk inherent in such projects that ranged from 13% to 20%. The remaining effort to complete these projects is not material.
     The 1998 special charges impacted the business segments as follows: the special pre-tax charge for the Consumer segment was $244 million. This charge reflects $85 million for severance costs associated with the termination of approximately 2,550 employees; $133 million for the write-down of impaired assets and $26 million for other exit costs. Acquisitions within the Pharmaceutical business segment resulted in a $134 million write-off of purchased IPR&D. Additionally, the Pharmaceutical business segment recorded $65 million of the special charge representing $18 million for severance costs associated with the termination of approximately 250 employees and $47 million for the write-down of impaired assets. Acquisitions within the Professional business segment resulted in a $164 million write-off of purchased IPR&D. Additionally, the Professional business segment recorded other special charges of $304 million. This charge included $58 million for severance costs associated with the termination of approximately 2,300 employees; $194 million for the write-down of impaired assets and $52 million for other exit costs.

15 Savings Plan
The Company has voluntary 401(k) savings plans designed to enhance the existing retirement programs covering eligible employees. The Company matches a percentage of each employee's contributions consistent with the provisions of the plan for which he/she is eligible.
     In the U.S. salaried plan, one-third of the Company match is paid in Company stock under an employee stock ownership plan (ESOP). In 1990, to establish the ESOP, the Company loaned $100 million to the ESOP Trust to purchase shares of the Company stock on the open market. In exchange, the Company received a note, the balance of which is recorded as a reduction of shareowners' equity.
Total contributions to the plans were $78 million in 2000, $70 million in 1999, and $65 million in 1998.

16 Financial Instruments
Derivative Financial Instrument Risk
The Company uses derivative financial instruments to manage the impact of foreign exchange rate changes on cash flows. The Company does not enter into derivative financial instruments for trading or speculative purposes.
     The Company has a policy of only entering into contracts with parties that have at least an "A" (or equivalent) credit rating. The counterparties to these contracts are major financial institutions and the Company does not have significant exposure to any one counterparty. Management believes the risk of loss is remote.

Foreign Exchange Risk Management
The Company uses currency swaps to manage currency risk related to borrowings. Currency swap agreements that hedge third party debt mature with these borrowings and are described in Note 6.
     The Company enters into forward foreign exchange and currency swap contracts maturing within five years to hedge future foreign currency product costs and other cash flows, and to protect the value of existing foreign currency assets and liabilities. The Company has forward exchange contracts outstanding at year-end in various currencies, principally in U.S. Dollars, Euros and Swiss Francs. In addition, the Company has currency swaps outstanding, principally in U.S. Dollars and Euros. Unrealized gains and losses, based on market prices, are presented in the following table:
                         2000
                    Notional
(Dollars in Millions)    Amounts   Gains     Losses
Forwards       $    5,548          174  121
Currency swaps      3,223          226  133

Fair Value of Financial Instruments
The carrying amounts of cash and cash equivalents and current and non-current marketable securities approximates fair value of these instruments. In addition, the carrying amount of long-term investments, long-term debt, interest rate and currency swaps (used to hedge third party debt) approximates fair value of these instruments for 2000 and 1999.
     The fair value of current and non-current marketable securities, long-term debt and currency swap agreements was estimated based on market prices and quotes obtained from brokers for those or similar instruments. The fair value of long-term investments was estimated based on quoted market prices at year-end.

Concentration of Credit Risk
The Company invests its excess cash in both deposits with major banks throughout the world and other high quality short-term liquid money market instruments (commercial paper, government and government agency notes and bills, etc.). The Company has a policy of making investments only with commercial institutions that have at least an "A" (or equivalent) credit rating. These investments generally mature within six months and the Company has not incurred any related losses.
The Company sells a broad range of products in the health care field in most countries of the world. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. Ongoing credit evaluations of customers' financial condition are performed and, generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

17 Mergers & Acquisitions
Certain businesses were acquired for $158 million during 2000 ($73 million in cash and debt assumed and 887,916 shares of the Company's common stock issued from Treasury valued at $77 million). These acquisitions were accounted for by the purchase method and, accordingly, results of operations have been included in the accompanying consolidated financial statements from their respective dates of acquisition.
     The 2000 acquisitions included Innovasive Devices, a company that manufactures and sells devices for sport medicine surgery for soft tissue injuries, Atrionix, Inc., a development stage company whose primary product is a pulmonary ablation catheter for the treatment of atrial fibrillation, Medtrex, a company that develops and manufactures electrosurgical generators and disposable products, and the St. Joseph aspirin business.
     The excess of purchase price over the estimated fair value of acquisitions amounted to $95 million and has been allocated to identifiable intangibles and goodwill. Approximately $54 million has been identified as the value of IPR&D associated with the Atrionix, Inc. acquisition. This IPR&D charge related to a project for the design of a catheter system to be used in a procedure which blocks electrical impulses originating in pulmonary veins, which can cause atrial fibrillation. The value of the IPR&D was calculated with the assistance of a third party appraiser using a cash flow projection discounted for the risk inherent in such a project. The discount rate used was 26%.
Pro forma information is not provided since the impact of the acquisitions does not have a material effect on the Company's results of operations, cash flows or financial position.
     On October 6, 1999, Johnson & Johnson and Centocor, Inc. completed the merger between the two companies. This transaction was accounted for by the pooling-of-interests method of accounting. Centocor had approximately 71 million shares outstanding (83 million shares on a fully diluted basis) which were exchanged for approximately 45 million shares of Johnson & Johnson common stock. On a diluted basis, when adjusted for stock options outstanding and convertible debt, Johnson & Johnson issued approximately 53 million shares. Holders of Centocor common stock received 0.6390 of a share of Johnson & Johnson common stock for each share of Centocor common stock, valued at $95.47 per share.
     Centocor is a leading biopharmaceutical company that creates, acquires and markets cost-effective therapies that yield long term benefits for patients and the health care community. Its products, developed primarily through monoclonal antibody technology, help physicians deliver innovative treatments to improve human health and restore patients' quality of life.
     During 1999, certain businesses were acquired for $271 million. These acquisitions were accounted for by the purchase method and, accordingly, the results of operations of the acquired businesses have been included in the accompanying consolidated financial statements from their respective dates of acquisition.
     The 1999 acquisitions included AVEENO, the dermatological skin care business from S.C. Johnson, Angioguard, Inc., a developer of an embolic containment device used during interventional procedures, certain assets of Cygnus' drug delivery business, certain assets of Medscand related to the TVT incontinence product and the stock of Horizon Health Services, Inc., a company specializing in the management of ambulatory surgery centers.
     The excess of purchase price over the estimated fair market value of 1999 acquisitions amounted to $266 million. This amount has been allocated to identifiable intangibles and goodwill. Pro forma information is not provided for 1999, as the impact of the acquisitions does not have a material effect on the Company's results of operations, cash flows or financial position.
During 1999, the plan to integrate the DePuy business acquired in 1998 into the Company's operations was completed and resulted in additional liabilities of $81 million to address costs relating to distributor terminations, employee separations and plant consolidations.
     Divestitures in 2000 and 1999 did not have a material effect on the Company's results of operations, cash flows or financial position.

18 Legal Proceedings
The Company is involved in numerous product liability cases in the United States, many of which concern adverse reactions to drugs and medical devices. The damages claimed are substantial, and while the Company is confident of the adequacy of the warnings and instructions for use which accompany such products, it is not feasible to predict the ultimate outcome of litigation. However, the Company believes that if any liability results from such cases, it will be substantially covered by reserves established under its self-insurance program and by commercially available excess liability insurance.
     The Company, along with numerous other pharmaceutical manufacturers and distributors, was a defendant in a federal and a number of state antitrust class actions brought by retail pharmacies alleging an industry-wide agreement to deny them price discounts on sales of brand name prescription drugs. The Company defeated the federal class action and has settled all but two of the state class actions. The cases of a number of pharmacies that opted out of the federal class action also remain. The Company believes these remaining actions are without merit and is defending them vigorously.
     The Company's subsidiary, Johnson & Johnson Vision Care Inc. (Vision Care), together with a trade association and various individual defendants, is a defendant in several consumer class actions and an action brought by multiple State Attorneys General on behalf of consumers alleging violations of federal and state antitrust laws. These cases, which were filed between July 1994 and December 1996 and are consolidated before the United States District Court for the Middle District of Florida, assert that enforcement of Vision Care's long-standing policy of selling contact lenses only to licensed eye care professionals is a result of an unlawful conspiracy to eliminate alternative distribution channels from the disposable contact lens market. Trial in the consolidated Florida actions is scheduled to begin in late March of this year. The Company believes that these actions are without merit and is defending them vigorously.
     Johnson & Johnson Vision Care is also a defendant in a nationwide consumer class action brought on behalf of purchasers of its ACUVUE brand contact lenses. The plaintiffs in that action, which was filed in 1996 in New Jersey State Court, allege that Vision Care sold its 1-DAY ACUVUE lens at a substantially cheaper price than ACUVUE and misled consumers into believing these were different lenses when, in fact, they were allegedly "the same lenses." Plaintiffs are seeking substantial damages and an injunction against supposed improper conduct. The Company believes these claims are without merit and is defending the action vigorously.
The Company's Ortho Biotech subsidiary is party to an arbitration proceeding filed against it in 1995 by Amgen, Ortho Biotech's licensor of U.S. non-dialysis rights to EPO, in which Amgen seeks to terminate Ortho Biotech's U.S. license rights and collect substantial damages based on alleged deliberate EPO sales by Ortho Biotech during the early 1990's into Amgen's reserved dialysis market. The Company believes no basis exists for terminating Ortho Biotech's U.S. license rights or for obtaining damages and is vigorously contesting Amgen's claims. However, Ortho Biotech's U.S. license rights to EPO are material to the Company; thus, an unfavorable outcome could have a material adverse effect on the Company's consolidated financial position, liquidity and results of operations. The arbitration is scheduled to begin in September of this year.
     In patent infringement actions tried in Delaware Federal Court late last year, Cordis, a Johnson & Johnson company, obtained verdicts of infringement and patent validity, and damage awards, against Boston Scientific Corporation and Medtronic AVE, Inc., based on a number of Cordis coronary stent patents. On December 15, 2000, the jury in the damage action against Boston Scientific returned a verdict of $324 million and on December 21, 2000 the jury in the Medtronic AVE action returned a verdict of $271 million. These sums represent lost profit and reasonable royalty damages to compensate Cordis for infringement but do not include pre or post judgment interest. In February 2001 a hearing was held on the claims of Boston Scientific and Medtronic AVE that the patents at issue are unenforceable owing to alleged inequitable conduct before the patent office. Post trial motions and appeals to the Federal Circuit Court of Appeals will follow and no judgments are likely to be paid, if at all, until those proceedings have run their course. Furthermore, since the amount of damages, if any, which the Company may receive cannot be quantified until the legal process is complete, no gain has been recorded in the financial statements for either of these awards.
     The Company is also involved in a number of patent, trademark and other lawsuits incidental to its business.
     The Company believes that the above proceedings, except as noted above, would not have a material adverse effect on its results of operations, cash flows or financial position.

19 Earnings Per Share
The following is a reconciliation of basic net earnings per share to diluted net earnings per share for the years ended December 31, 2000, January 2, 2000 and January 3, 1999.
(Shares in Millions)          2000(1)        1999(2)        1998(3)

Basic earnings per share $3.45               3.00           2.16
Average shares
 outstanding - basic          1,390.3        1,390.1        1,389.8
Potential shares
 exercisable under
 stock option plans      57.0           68.7           68.8
Less: shares repurchased
 under treasury stock method  (35.9)         (40.6)         (41.4)
Adjusted average shares
 outstanding - diluted        1,417.4        1,418.2        1,417.2
Diluted earnings per share    $3.40               2.94           2.12

2000 diluted earnings per share calculation includes the dilution effect of convertible debt: a decrease in interest expense of $13 million and 6 million additional shares outstanding. 1999 diluted earnings per share calculation does not include approximately 6 million shares related to convertible debt and 11 million shares of options whose exercise price is greater than average market value as the effect would be anti-dilutive.

(1) 2000 results excluding special charges related to In-Process Research and Development charge and restructuring gain: Basic EPS at $3.48 and Diluted EPS at $3.42 (unaudited).
(2) 1999 results excluding special charges related to the Centocor merger are: Basic EPS at $3.03 and Diluted EPS at $2.97 (unaudited).
(3) 1998 results excluding Restructuring and In-Process Research and Development charges are: Basic EPS at $2.66 and Diluted EPS at $2.61 (unaudited).

20 Capital and Treasury Stock
Changes in treasury stock were:

(Dollars in Millions Except             Treasury Stock
Number of Shares in Thousands)     Shares    Amount
Balance at December 28, 1997       144,864   $995
Employee compensation and
 stock option plans           (11,906)  (862)
Repurchase of common stock         12,602    930
Business combinations                   -    (3)
Balance at January 3, 1999         145,560    1,060
Employee compensation and
 stock option plans           (9,255)   (821)
Repurchase of common stock         8,928          840
Business combinations              -         (2)
Balance at January 2, 2000         145,233   1,077
Employee compensation and stock
 option plans                 (11,062)  (1,007)
Repurchase of common stock         10,701    973
Business combinations              (888)          (9)
Balance at December 31, 2000       143,984   $1,034

Shares of common stock authorized and issued were 1,534,921,000 shares at the end of 2000, 1,534,916,000 shares at the end of 1999 and 1,534,824,000 shares at the end of 1998 and 1997.


21  Selected Quarterly Financial Data (Unaudited)

Selected unaudited quarterly financial data for the years 2000 and 1999 are summarized below:
                              2000                      1999

(Dollars in Millions          First     Second Third Fourth First
Second Third Fourth
Except Per Share Amounts)     Qtr    Qtr   Qtr   Qtr(1)   Qtr   Qtr
Qtr  Qtr(2)
Segment sales to customers
Consumer                        $1,752  1,707 1,722  1,723  1,728
1,687  1,704 1,744
Pharmaceutical                   3,042  3,221 2,934  2,757  2,577
2,829  2,735 2,552
Professional              2,525  2,580 2,548  2,628  2,434 2,455
2,445 2,581
Total sales               7,319  7,508 7,204  7,108  6,739 6,971
6,884 6,877

Gross Profit             5,078   5,252 5,025  4,923  4,669 4,848
4,816 4,696
Earnings before provision
   for taxes on income      1,892   1,866 1,746  1,118  1,622 1,629
1,531  971

Net earnings             1,314   1,331 1,264    891  1,138  1,164
1,111  754
Basic net EPS               $0.95   0.95   0.91   0.64   0.82  0.84
0.80  0.54
Diluted net EPS               $0.93    0.94   0.89   0.63   0.80
0.82  0.78  0.53

(1) 2000 results excluding special charges related to In-Process Research and Development charge and restructuring gain: Earnings before taxes $1,139; Net earnings $924; Basic EPS $.66 and Diluted EPS $.65. The fourth quarter also includes an after tax charge of $42 million relating to a federal government investigation of LifeScan's SURESTEP Blood Glucose Meter.
 (2) 1999 results excluding special charges related to the Centocor merger; Earnings before taxes $1,020; Net earnings $796; Basic EPS $.57 and Diluted EPS $.56.

Report of Management

The management of Johnson & Johnson is responsible for the integrity and objectivity of the accompanying financial statements and related information. The statements have been prepared in conformity with accounting principles generally accepted in the United States, and include amounts that are based on our best judgments with due consideration given to materiality.
Management maintains a system of internal accounting controls monitored by a corporate staff of professionally trained internal auditors who travel worldwide. This system is designed to provide reasonable assurance, at reasonable cost, that assets are safeguarded and that transactions and events are recorded properly. While the Company is organized on the principle of decentralized management, appropriate control measures are also evidenced by well-defined organizational responsibilities, management selection, development and evaluation processes, communicative techniques, financial planning and reporting systems and formalized procedures.
It has always been the policy and practice of the Company to conduct its affairs ethically and in a socially responsible manner. This responsibility is characterized and reflected in the Company's Credo and Policy on Business Conduct that are distributed throughout the Company. Management maintains a systematic program to ensure compliance with these policies.
PricewaterhouseCoopers LLP, the Company's independent auditor, is engaged to audit our financial statements. PricewaterhouseCoopers LLP maintains an understanding of our internal controls and conducts such tests and other auditing procedures considered necessary in the circumstances to express their opinion in the report that follows. The Audit Committee of the Board of Directors, composed solely of outside directors, meets periodically with the independent auditor, management and internal auditors to review their work and confirm that they are properly discharging their responsibilities. In addition, the independent auditor, the General Counsel and the Vice President, Internal Audit are free to meet with the Audit Committee without the presence of management to discuss the results of their work and observations on the adequacy of internal financial controls, the quality of financial reporting and other relevant matters.





Ralph S. Larsen               Robert J. Darretta
Chairman, Board of Directors  Vice President, Finance
and Chief Executive Officer   and Chief Financial Officer


To the Shareowners and Board of Directors of Johnson & Johnson:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, consolidated statements of equity and consolidated statements of cash flows present fairly, in all material respects, the financial position of Johnson & Johnson and its subsidiaries at December 31, 2000 and January 2, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





New York, New York
January 22, 2001